Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-186077, 333-181626, and 333-175161 and Form S-3 Nos. 333-177116 and 333-193096 of Ampio Pharmaceuticals, Inc. and Subsidiaries of our report dated February 14, 2014 relating to our audit of the consolidated financial statements and internal control over financial reporting of Ampio Pharmaceuticals, Inc. and Subsidiaries, which appears in this Annual Report on Form 10-K of Ampio Pharmaceuticals, Inc. and Subsidiaries as of and for the year ended December 31, 2013.

/s/ EKS&H LLLP

February 14, 2014

Denver, Colorado